Exhibit 99.1

June 7, 2007

RESIGNATION OF MR. EDUARDO GONZALEZ AS CHIEF FINANCIAL OFFICER AND
APPOINTMENT OF MR. JOSE N. CHIRINOS AS INTERIM CHIEF FINANCIAL OFFICER

Phoenix, June 7, 2007.- Southern Copper Corporation (SCC) (NYSE and LSE: PCU) announced that it had accepted the resignation of Mr. Eduardo Gonzalez as its Chief Financial Officer and Director effective June 15, 2007 and had appointed Mr. José N. Chirinos, SCC’s Comptroller, as interim Chief Financial Officer.

Mr. Gonzalez intends to pursue other business interests and SCC wishes him well in his new endeavors.

Mr. Chirinos has acted as Comptroller of the Company for several years and has been a key participant in the Company’s financing activities, including its stock and bond offerings. He has served as our Comptroller since April 2005 and as our Treasurer from April 2004 to April 2005. He has been Comptroller and Finance Director since December 1999. From January 1994 until April 2005 he was our Assistant Comptroller. Since January 2004, Mr. Chirinos has been Vice President of Finance and Chief Financial Officer of Southern Peru Limited, our Peruvian branch. He has held various positions in Accounting, Administration and Finance during his 40 years at our Company.

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers worldwide and holds the second largest copper reserves of any listed company in the world. We are a NYSE and Lima Stock Exchange (LSE) listed company that is 75.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 24.9% ownership interest is held by the international investment community. We operate mining units, metallurgical facilities in Mexico and Peru and conduct exploration activities in Mexico, Peru and Chile.

SOUTHERN COPPER CORPORATION
11811 North Tatum Blvd., Suite 2500, Phoenix, AZ 85028
Phone: (602) 494-5328 - Fax: (602) 977-6700